EXHIBIT 23.01
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INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Pre-Effective Amendment No. 2 to Registration Statements No. 333-60115, No. 333-60103, and No. 333-60097 on Form S-1 of our
report dated July 21, 1998 relating to the statements of financial condition of Morgan Stanley Dean Witter Charter Graham L.P., Morgan Stanley Dean Witter Charter Millburn L.P., and Morgan Stanley Dean Witter Charter Welton L.P. as of July 20, 1998 and our report dated January 12, 1998 relating to the statements of financial condition of Demeter Management Corporation as of November 30, 1997 and December 31, 1996 appearing in the Prospectus, which is part of such Registration Statements, and to the reference to us under the heading "Experts" in such Prospectus.

/s/ Deloitte & Touche LLP

New York, New York
October 23, 1998